Exhibit 99.1

RADIATION THERAPY SERVICES, INC.

PRESS RELEASE

Contacts: David Watson Chief Financial Officer Radiation Therapy Services, Inc. 239-931-7281 dwatson@rtsx.com	Investors: Nick Laudico / Zack Kubow The Ruth Group 646-536-7030 / 7020 nlaudico@theruthgroup.com zkubow@theruthgroup.com

Radiation Therapy Services Acquires North Carolina Facility

- Provides Entry To Eastern North Carolina Local Market -

FORT MYERS, FL, September 24, 2007 - Radiation Therapy Services, Inc. (Nasdaq: RTSX), a leading operator of radiation therapy centers, announced today it has acquired a radiation therapy treatment center in Greenville, North Carolina.

The physicians at the Greenville facility also provide professional services at a hospital-based facility in nearby Kinston, North Carolina. The acquisition provides the Company with entry to the Eastern North Carolina market, its third new local market entry of 2007. The eight-county Greenville certificate of need (CON) planning area serves a growing population of 300,000 people with the acquired facility operating 2 of the 5 linear accelerators licensed by the state in the eight-county area. Kinston is in a neighboring CON planning area serving approximately 225,000 people with the facility in Kinston operating 1 of the 2 linear accelerators licensed by the state in the three-county area.

The freestanding facility in Greenville currently treats between 30 and 40 patients per day. The installation of a second accelerator was recently completed and the second machine is now licensed and operational. The facility currently has an intensity modulated radiation therapy (IMRT) program and the Company expects to implement an image guided radiation therapy (IGRT) program and expand the high dose brachytherapy program. The acquisition was financed by the Company's existing revolving credit facility and the Company did not assume any debt in the transaction.

Dr. Daniel Dosoretz, President and Chief Executive Officer, said, “Our entry to the Eastern North Carolina local market is particularly strategic given the area’s attractive demographics, CON restrictions and the excellent relationship currently enjoyed with the hospital-based facility in Kinston. The Greenville facility is staffed by an excellent group of physicians that have already implemented a successful practice with strong IMRT utilization. The addition of a second linear accelerator and planned addition of IGRT capabilities provides a significant opportunity for growth in this high demand market. In addition, we will continue to provide professional services to the Kinston hospital, leveraging our infrastructure and expertise. Overall, we are very pleased with this transaction as it is consistent with our acquisition growth strategy.”

About Radiation Therapy Services, Inc.
Radiation Therapy Services, Inc., which operates radiation treatment centers primarily under the name 21st Century Oncology, is a provider of radiation therapy services to cancer patients. The Company's 83 treatment centers are clustered into 27 local markets in 16 states, including Alabama, Arizona, California, Delaware, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island and West Virginia. The Company is headquartered in Fort Myers, Florida. More information about the Company can be found at its Web site http://www.rtsx.com. RTSXG

This release may contain forward-looking statements about the Company's future plans, expectations and objectives, including, but not limited to, the Company's expected financial results and estimates for 2007. Words such as "may," "will," "expect," "intend," "anticipate," "plan," "believe," "seek," "could" and "estimate" and variations of these words and similar expressions are intended to identify forward- looking statements. These forward-looking statements are not historical facts and are subject to risks and uncertainties that could cause the actual results to differ materially from those projected in these forward-looking statements including, but not limited to the Company's actual financial results, those risk factors described in the "Risk Factors" section and other information in the Company's most recently filed annual report on Form 10-K, as well as the Company's other filings with the Securities and Exchange Commission which are available on the SEC's website at www.sec.gov. Readers of this release are cautioned not to place undue reliance on forward-looking statements. The Company undertakes no obligation to publicly update or revise the forward-looking statements contained herein to reflect changed events or circumstances after the date of this release.

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